UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

Current Report Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934
_____________________

Date of Report (Date of earliest event reported): August 22, 2011

Public Storage Properties V, Ltd.
 (Exact Name of Registrant as Specified in its Charter)

California	0-9208	95-3292068
(State or Other jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification Number)

701 Western Avenue, Glendale, California	91201-2349
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (818) 244-8080

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously reported, on June 30, 2011, Public Storage, Public Storage Properties V, Ltd. (the “Partnership”) and Public Storage Properties V Merger Co., Inc. (“Merger Sub”), among others, entered into an Agreement and Plan of Reorganization. On August 23, 2011, Merger Sub merged with and into the Partnership.  Pursuant to the merger, the Partnership’s outstanding units held by its limited partners (other than Public Storage and its consolidated affiliates), as well as the general partnership interests held by B. Wayne Hughes and his affiliates, were converted into the right to receive a total of approximately $35.4 million to be paid in Public Storage common shares or, at each partner’s election, cash (the “Merger Consideration”).  The amount of Merger Consideration was determined based upon the appraised value of the Partnership properties as determined by a third party appraiser and the book value of the Partnership’s other assets.  In accordance with the Agreement and Plan of Reorganization, the value of Public Storage common shares issued in the merger is based on $117.15 per share, which is the average closing price of Public Storage common shares during the 20 trading days ending on August 16, 2011. Approximately $13.4 million of Public Storage common shares will be issued in the merger, and, due to the election of certain of the limited and general partners to receive cash, approximately $22.0 million will be paid in cash.

                The foregoing description of the Agreement and Plan of Reorganization is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement and Plan of Reorganization. The Agreement and Plan of Reorganization is filed as Exhibit 2.1 of the Partnership’s Current Report on Form 8-K filed with the SEC on July 5, 2011 and is incorporated herein by reference.

                Before the merger, Public Storage and B. Wayne Hughes, a member of the Board of Trustees of Public Storage and former chairman of the Board, were the general partners of the Partnership, and Public Storage, the family of B. Wayne Hughes and their respective affiliates collectively held a majority of the units in the Partnership and controlled the voting decisions with respect to the Partnership.  As a result of the merger, Public Storage (i) holds all the general partnership interests in the Partnership and (ii) through a wholly-owned subsidiary, holds all of the Partnership units. Following the merger, Public Storage expects to dissolve the Partnership.

Item 3.03 Material Modification to Rights of Security Holders.

               The information set forth in Item 2.01 is incorporated by reference into this Item 3.03.

As a result of the consummation of the merger, the Partnership’s outstanding units (held by limited partners other than Public Storage and its consolidated affiliates) were converted into a right to receive the Merger Consideration.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                In connection with the consummation of the merger, on August 23, 2011, B. Wayne Hughes resigned as a general partner of the Partnership pursuant to a separate agreement.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

                The completion of the merger was conditioned on the adoption of an amendment to the Partnership’s Amended Certificate and Agreement of Limited Partnership.  The amendment, which became effective on August 22, 2011, adds a provision expressly authorizing the merger provided that the merger is approved by a vote of limited partners owning more than 50% of the Partnership units.

Item 7.01 Regulation FD Disclosure.

As previously disclosed, a putative class action lawsuit has been brought in California state court against, among others, Public Storage and B. Wayne Hughes, alleging, among other things, that the merger provides for insufficient consideration for the relevant units of limited partnership interest and seeking to enjoin the closing of the mergers.  Plaintiff's application for a temporary restraining order to enjoin the closing of the mergers has been denied by the court.  The litigation remains pending.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 2.1—
Agreement and Plan of Reorganization by and among, inter alia, Public Storage, Public Storage Properties V, Ltd., and Public Storage Properties V Merger Co., Inc., dated as of June 30, 2011.  Filed with the Registrant’s Current Report on Form 8-K dated June 30, 2011 and incorporated by reference herein.

Exhibit 3.1—	Amendment to Amended Certificate and Agreement of Limited Partnership dated as of August 22, 2011. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2011

Public Storage Properties V, Ltd.

By:	PUBLIC STORAGE
GENERAL PARTNER

By:	/s/ Stephanie Heim
Stephanie Heim Vice President